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EXHIBIT 99.1

                               NORTH FORK BANCORP
   275 BROADHOLLOW ROAD, MELVILLE, NY 11747 (631) 844-1258 FAX (631) 844-1471



FOR IMMEDIATE RELEASE CONTACT: DANIEL M. HEALY
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(631) 844-1258



                     NORTH FORK TO INCREASE ITS COMMON SHARE
                     REPURCHASE PROGRAM BY 5 MILLION SHARES


        MELVILLE, N.Y. - SEPTEMBER 17, 2001 - NORTH FORK BANCORPORATION, INC. (NYSE: NFB) announced that its Board of Directors approved an increase to its previously announced share repurchase program by 5 million shares bringing the total authorized for repurchase to 8 million shares or approximately 5% of the Company's outstanding shares. North Fork had approved the purchase of approximately 17 million shares or 10% of its outstanding shares in the third quarter of 2000. Approximately 14 million shares had been repurchased under that program.

"Our shares represent our most attractive investment option given the uncertainties that exist in the domestic and world economies in these troubled times," said John Adam Kanas, Chairman, President and Chief Executive Officer.

The common stock repurchase program will be done from time to time in open market or through private transactions, subject to market conditions. The repurchased shares will be used for general corporate purposes.


* * *

North Fork, with total assets of approximately $16 billion, operates 152 branch locations throughout the New York Metropolitan area and Connecticut. North Fork previously announced that its pending acquisition of Commercial Bank


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of New York (CBNY) is expected to close in the fourth quarter. On a pro forma basis, North Fork combined with CBNY will have approximately 165 branches with 20 locations in the lucrative Manhattan marketplace. Information regarding the CBNY acquisition can be obtained from North Fork's web site.

* * *

This release contains certain forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand and competition; changes in legislation or regulation; changes in accounting principles, policies or guidelines; and other economic, competitive, governmental, regulatory, and technological factors affecting NFB's operations, pricing, products and services. Investors are encouraged to access NFB's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company.

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